As filed with the Securities and Exchange Commission	on Registration No.	333-198155

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ACCESS US OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1382	46-1035533
State or other jurisdiction incorporation or organization	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

673 Woodland Square Loop SE
Suite 320
（206）792-7575
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Charles McSwain
673 Woodland Square Loop SE
Suite 320
（206）792-7575
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to
Lee W. Cassidy, Esq.
Anthony A. Patel, Esq.
Cassidy & Associates
9454 Wilshire Boulevard
Beverly Hills, California 90212
(202) 387-5400 (949) 673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public:      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	X

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit (1)	Offering Price	Fee (2)

Common Stock held by Selling Shareholders	1,990,000 shares	$0.10	$190,000	$128.80

(1)           There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2)           $128.80 previously paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 1,990,000 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2014

ACCESS US OIL & GAS, INC.
1,990,000 shares of Common Stock offered by selling shareholders at $0.10 per share

This prospectus relates to the offer and sale of 1,990,000 shares of common stock (the “Shares”) of Access US Oil & Gas, Inc. (the “Company”), $0.0001 par value per share, offered by the holders thereof (the “Selling Shareholder Shares”), who are deemed to be statutory underwriters.  The selling shareholders will offer their shares at a price of $0.10 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 1,990,000.  Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.  All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock.  No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.  The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.  The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares.  If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

Assumed Price To Public

Per Common Stock Share Offered	$0.10 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 7.

Access US Oil & Gas, Inc.
673 Woodland Square Loop SE
Suite 320
Lacey, Washington 98503
(206) 792-7575

Prospectus dated __________________, 2014

TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	7

Forward-Looking Statements	14

Determination of Offering Price	14

Dividend Policy	14

Selling Shareholders Sales	14

Plan of Distribution	14

Description of Securities	15

The Business	17

The Company	19

Plan of Operation	22

Management's Discussion and Analysis of Financial Condition and Results of Operations	23

Management	25

Executive Compensation	26

Security Ownership of Certain Beneficial Owners and Management	27

Certain Relationships and Related Transactions	27

Selling Shareholders	28

Shares Eligible for Future Sales	34

Legal Matters	34

Experts	34

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	34

Financial Statements	35

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

Access US Oil & Gas, Inc., a Delaware corporation (the “Company”), is a mineral exploration and development corporation, whose primary business is the participation in the Upstream portion of the oil and gas industry.  The Company was incorporated in the State of Delaware in April 2012, and was formerly known as Gumtree Acquisition Corporation (“Gumtree” or “Gumtree Acquisition”).

In September 2012, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors.  In connection with the change of control, the Company changed its name from Gumtree Acquisition Corporation to Access US Oil & Gas, Inc.

The Company is located at 673 Woodland Square Loop SE, Suite 320, Lacey, Washington 98503.  The Company’s main phone number is (206) 792-7575.

Business

The Company was formed for the purpose of oil and gas exploration, development and production. As a participant in the upstream portion of the oil and gas industry, the Company has partnered with professional oil and gas extraction companies in proven oil formations in the United States.  The Company searches for oil and gas production opportunities and strategically acquires land and mineral rights and oil and gas leasehold interests. The Company then conducts public involvement programs and oversees operations on its leases, including drilling and completion of the wells.

The Company has an agreement (“Agreement”) with Comanche Exploration Company LLC (“Comanche”) in which it obtained a percentage right to a land leasehold and the right and obligation to participate in oil drilling and mineral exploitation on that and other land. The Company has made $1,192,953.00 deposit on the Agreement, and is actively raising debt financing to satisfy its additional capital obligations under the Agreement. It also plans to enter into more oil drilling and pumping agreements with Comanche as additional capital is raised.

Risks and Uncertainties facing the Company

The Company has a limited operating history and may experience losses in the near term.  The Company needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved.  In order to expand the Company’s business, the Company would likely require additional financing.  As an early-stage company, management of the Company must continually develop and refine its strategies and goals in order to execute the business plan of the Company on a broad scale and expand the business.  The Company anticipates that it may need significant capital in future years to expand its operations in accordance with its current business plan.

One of the biggest challenges facing the Company will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations.  Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model.  The Company must keep its expenses and the costs of employees at a minimum in order to generate a profit from the revenues that it receives from its exploration and drilling projects.  Third, in order to expand, the Company will need to continue implementing effective sales, marketing and distribution strategies to identify oil leases as potential investments and attract major petroleum companies for future opportunities and potential profit.  The Company has devised its initial sales, marketing and advertising strategies, however, the Company will need to continue refinement of these strategies and also skillfully implement these plans in order to achieve ongoing and long-term success in its business.  Fourth, the Company must continuously use the latest technology to enhance the efficiency and economy of its exploration, development and production efforts.  The oil and gas industry presents significant risks for the Company, as it requires expending substantial resources to locate and obtain permits for projects that may return little or no returns.

Due to financial constraints and the early stage of the Company’s life, the Company has to date conducted limited advertising and marketing to reach customers.  In addition, the Company has not yet located the sources of funding to develop the Company on a broader scale through acquisitions or other major partnerships.  If the Company were unable to locate such financing and/or later develop strong and reliable sources of potential customers and a means to efficiently reach buyers and customers, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan.  Moreover, the above assumes that the Company’s services are consistently met with client satisfaction in the marketplace and exhibit steady success amongst the potential customer base, neither of which is reasonably predictable or guaranteed.

Significant uncertainty exists concerning State regulations of oil and gas exploration and drilling as these regulations constantly change from year-to-year across many States.  Changes in regulations (or the promulgation of new regulations or deletion of previous regulations) in States may have a substantially adverse effect on the Company and its business, including (without limitation) by increasing the costs of leasing, drilling and extracting oil and gas.

The Company will likely be significantly affected by any unforeseen changes in the businesses and operations of its joint venture partners. Typically, the Company will hold a 50% interest in the joint venture and will be responsible for 50% of the costs. Therefore, any unforeseen changes in the financial wellbeing of another party to the joint venture could have adverse affects on the joint venture.

Due to these and other factors, the Company’s need for additional capital, the Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to work with market-makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.  See “RISK FACTORS” and “DESCRIPTION OF SECURITIES”.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 1,990,000.  The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

This prospectus relates to the offer and sale by certain shareholders of the Company of up to 1,990,000 Shares (the “Selling Shareholder Shares”).  The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.10 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Common stock outstanding before the offering	21,290,000	(1)

Common stock for sale by selling shareholders	1,990,000

Common stock outstanding after the offering	21,290,000

Offering Price	$0.10 per share

Proceeds to the Company	$0

(1) Based on number of shares outstanding as of the date of this prospectus.

As of the date of this offering, non-affiliates of the Company currently hold 1,290,000 shares of common stock in the Company (of the 21,290,000 total outstanding shares at present).  The total number of shares being registered through this prospectus exceeds the number of shares held by non-affiliates of the Company.  All shares of the Company’s common stock currently held by non-affiliates are being registered pursuant to this prospectus.

Summary Financial Information

The Company had no operations or specific business plan until the change in control.  The statements of operations data for the years ended December 31, 2012 and December 31, 2013 and the balance sheet data as of December 31, 2013 are derived from the audited financial statements of the Company and related notes thereto included elsewhere in this prospectus.  The statement of operations data for the six months ended June 30, 2014, and the balance sheet as of June 30, 2014, provided below are derived from the unaudited financial statements and related notes thereto included elsewhere in this prospectus.

	Six months ended	Year ended	April 23, 2012 (inception) through
	June 30, 2014	December 31, 2013	December 31, 2012
	(unaudited)
Statement of operations data
Revenue	$87,129	$0	$0
Income (Loss) from operations	$(186,938)	$(610,117)	$(341,469)
Net income (loss)	$(188,054)	$(618,695)	$(342,000)

	At June 30, 2014	At December 31, 2013	At December 31, 2012
	(unaudited)
Balance sheet data
Cash	$16,677	$1,002,866	$1,769
Other assets	$4,762,530	$4,531,984	$500,000
Total assets	$4,779,207	$5,534,850	$501,769
Total liabilities	$5,903,393	$6,470,982	$836,988
Total shareholders’ equity (deficit)	$(1,124,186)	$(936,132)	$(335,219)

RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk.  Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares.  If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer.  In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has generated limited revenues to date.

The Company has generated limited revenues to date.  To date, most of management’s time, and the Company’s limited resources have been spent in developing its business strategy, researching potential opportunities, contacting partners, exploring marketing contacts, establishing operations and management personnel and resources, preparing its business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

No assurance of market acceptance.

Even if the Company can successfully find oil and gas production opportunities and acquire the necessary land and mineral rights to extract the oil and gas, there can be no assurance that the Company will have any competitive advantages.

The Company is a development-stage company with no operating history of its own and as such any prospective investor cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan.  The Company has limited financial results upon which an investor may judge its potential.  As a company emerging from the development-stage, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business.  An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company is a development stage company and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is a development stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934.  However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company is a development stage company and has little experience in being a public company.

The Company is an early-stage company and as such has little experience in managing a public company.  Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business.  Further, the Company may be hampered by lack of experience in addressing the issues and considerations which are common to growing companies.  If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.

The Company’s independent auditors have issued a report raising a substantial doubt of the Company’s ability to continue as a going concern.

The Company’s independent auditors have issued a comment that unless the Company is able to generate sufficient cash flows from operations and/or obtain additional financing, there is a substantial doubt as to its ability to continue as a going concern.

The Company is dependent on the supply and demand of oil and gas in general.

The oil and gas businesses are fundamentally commodity businesses. Therefore, the Company’s operations and earnings may be affected by changes in oil and gas. Oil and gas prices and margins in turn depend on local, regional and global events or conditions that affect supply and demand for the relevant commodity.

Other factors that may impact the demand for oil and gas, and therefore the Company’s revenues, include technological improvements in energy efficiency, seasonal weather patterns, increased competitiveness of alternative energy sources and changes in technology or consumer preferences that alter fuel choices, such as toward alternative fueled vehicles.

Commodity prices and margins may vary depending on a number of factors affecting supply. For example, increased supply from the development of new oil and gas supply sources and technologies to enhance recovery from existing sources tend to reduce commodity prices to the extent such supply increases are not offset by corresponding growth in demand.

General economic conditions may adversely affect the oil and gas industry.

The demand for oil and gas is closely related to general economic growth rates. Recessions or other periods of low or negative economic growth may adversely impact the Company’s revenues. Other factors that affect global economic conditions, such as changes in population growth rates, periods of civil unrest, government austerity programs, or currency exchange rate fluctuations, can also impact the demand for oil and gas.

The Company is susceptible to weather hazards and uninsured losses.

The Company has obtained insurance, which is customarily obtained for similar properties.  However, certain types of losses (generally of a catastrophic nature, such as earthquakes and wars) may be uninsurable or may from time to time not be economically insurable.  Should such an accident or disaster occur to or on any project, the Company could lose a portion or all of its invested capital and anticipated oil and gas income from the effected project.

Oil and gas exploration and drilling is speculative by nature.

Exploration for oil and gas is speculative by its very nature, and involves a high risk of loss. A large number of wells are dry holes; and others do not produce oil or gas in sufficient quantities to make them commercially profitable to complete and/or produce. Many risks are involved that experience, knowledge, scientific information and careful evaluation cannot avoid. There is no assurance that the drilling of additional wells in any projects or reworking any existing wells acquired and drilling any additional wells will result in oil or gas production or that production, if obtained, will be profitable for the Company. Furthermore, oil and gas wells sometimes experience production decline that is rapid and irregular. Initial production from a well, if any, after drilling or reworking does not accurately indicate any consistent level of production to be derived therefrom.

The Company cannot predict the regulation and marketability of gas or oil discovered.

The availability of a ready market for oil or gas produced from each project and the price obtained therefor will depend upon numerous factors, including the extent of domestic production and foreign imports of gas and/or oil, the proximity and capacity of pipelines, intrastate and interstate market demands, the extent and effect of federal regulations on the sale of oil and/or natural gas in interstate and intrastate commerce, and other government regulations affecting the production and transportation of oil and/or gas. In addition, certain daily allowable production constraints may change from time to time, the effect of which cannot be predicted by management. There is no assurance that the Company will be able to market any oil or gas found by it at favorable prices, if at all.

The Company may experience delays in distributions of income.

Unavailability of or delay in connection with pipelines or other transportation systems, unavailability of or delay in obtaining necessary materials for completion of a well, delays in obtaining satisfactory contracts and connections for oil and/or gas wells, delays in obtaining division orders and other circumstances may delay the Company’s ability to make payments on its outstanding Loans, for significant periods after discovery of oil or gas, if any.

The Company is subject to possible equipment shortages.

Increased drilling activities have, from time to time, created shortages of certain equipment necessary in the drilling and/or completion of wells. Due to a shortage of such equipment and general inflationary trends, the prices at which equipment was available escalated during such periods.  There is a possibility that further price escalations will increase the Company’s operating expenses.

The oil and gas industry is highly competitive.

There are numerous individuals, partnerships, and major oil companies with which the Company will be in competition. Competitors will likely have greater financial and technical resources than those available to the Company. Such an inferior competitive position could have a material adverse effect upon the productivity, marketability and profitability of the Company.

Government regulations may adversely affect the Company’s business.

The Partnership may be adversely affected by legislative, regulatory, administrative and enforcement action at the local, state and national levels in the areas, among others, of environmental controls, which could have a significant impact on the operations of the Company or could substantially increase the costs of operating a well.  In addition to possible increasingly restrictive land use controls, such restrictions may relate to air and water quality standards, noise pollution and indirect environmental impacts.

Various federal, state and local laws and regulations governing the discharge of materials into the environment, or otherwise relating to the protection of the environment, health and safety, may affect the Company’s operations and costs.  These laws and regulations sometimes require governmental authorization before conducting certain activities, limit or prohibit other activities because of protected areas or species, create the possibility of substantial liabilities for pollution related to each Project, and provide penalties for noncompliance.  In particular, the Company’s drilling and production operations, its activities in connection with storage and transportation of crude oil, and its use of facilities for treating, processing or otherwise handling hydrocarbons and related exploration and production wastes are subject to stringent environmental regulation. As with the industry generally, compliance with existing and anticipated regulations may increase the Company’s overall cost of business. Environmental regulations have historically been subject to frequent change and, therefore, the Company cannot predict with certainty the future costs or other future impacts of environmental regulations on its future operations.  A discharge of hydrocarbons or hazardous substances into the environment could subject the Company to substantial expense, including the cost to comply with applicable regulations that require a response to the discharge, such as containment or cleanup, claims by neighboring landowners or other third parties for personal injury, property damage or their response costs and penalties, assessed, or other claims sought, by regulatory agencies for response cost or for natural resource damages.

The Company may be subject to substantial costs and liabilities related to environmental hazards.

Natural hazards involved in the drilling of wells in locations such as that of the Company’s projects include destruction from tornadoes, or other storms, and the risk to persons and property interest therein. Other natural hazards include unusual or unexpected formations, pressures, blowouts and other unanticipated geological conditions. Substantial liability for environmental damage, bodily injury or damage to or loss of equipment can result from any of such hazards. The Company may be subject to liability for pollution and other similar damages or may lose portions of its properties due to hazards against which it cannot insure or for which insurance proves inadequate. Such liabilities to third parties could reduce the funds available for exploration and development or result in loss of Partnership property or even bankruptcy for the Partnership.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will need strong third party relationships and partnerships in order to develop and grow its business.  The Company will be substantially dependent on these strategic partners and third party relationships.

The Company expects to incur additional expenses and may ultimately never be profitable.

The Company is an early-stage company and has a limited history of its operations.  The Company will need to continue generating revenue in order to maintain sustained profitability.  Ultimately, in spite of the Company’s best or reasonable efforts, the Company may have difficulty in generating revenues or remaining profitable.

The Company’s officers and directors beneficially own and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

The officers and directors of the Company currently beneficially own approximately 92% of the Company’s outstanding common stock and assuming sale of all the Shares, will still own 90% of the Company's then outstanding common stock upon closing of the offering.  As such, they will be able to control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their shares.

Executive officers and directors of the Company will retain voting control after the offering, which will allow them to exert substantial influence over major corporate decisions.

The Company anticipates that its executive officers and directors will, in the aggregate, beneficially own approximately 80% of its issued and outstanding capital stock following the completion of this offering, assuming the sale of all Shares hereby offered.  Accordingly, the present shareholders, by virtue of their percentage share ownership and certain procedures established by the certificate of incorporation and by-laws of the Company for the election of its directors, may effectively control the board of directors and the policies of the Company.  As a result, these stockholders will retain substantial control over matters requiring approval by the Company’s stockholders, such as (without limitation) the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Company does not have any independent directors.

All of the directors of the Company are executive officers and/or employees of the Company.  As such, the Company does not have any independent oversight or administration of its management and operations.  The Company’s decision-making may suffer from the lack of an independent set of directors, since only officers and employees of the Company will make all-important decisions regarding the Company.

The Company depends on its management team to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel.  In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company's business plan.  The loss of any officer’s services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, and as such would negatively impact the Company's possible overall development.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company.  The Company intends to work with market-makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.  If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so.  If the application for quotation on the OTC Bulletin Board is not successful, the Company may seek to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

Shares of common stock in the Company are subject to resale restrictions imposed by Rule 144 of the Securities and Exchange Commission.

The shares of common stock held by current shareholders are “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities can be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  Shares of the Company’s common stock are subject to Rule 144 resale restrictions, and accordingly, investors are subject to such resale limitations.

Shareholders of the Company cannot rely upon Rule 144 to resell securities of the Company.

Due to the Company’s previous status as a shell company, shareholders cannot rely upon Rule 144 for resales of the Company’s securities (pursuant to Rule 144(i)).  As such, certain shares of common stock have no ability for resale or transfer until the Company meets the requirements of Rule 144(i)(2) of the Securities and Exchange Commission

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities.  Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities.  If a purchaser of securities is unable to rely upon Rule 144 to sell securities (due to Rule 144(i)), then the securities must be registered or another exemption from registration must be found in order for the distribution of securities to be made.  In the event that the securities are not registered or another exemption is not found, a purchaser of securities cannot sell or transfer the shares of common stock in the Company since the Company does not meet the requirements of Rule 144(i)(2).

Pursuant to Rule 144(i), reliance upon Rule 144 is typically available for the resale of restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company (or an issuer that has been at any time previously a reporting or non-reporting shell company) only if the following conditions are met:

•	The issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;

•
The issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	At least one year has elapsed from the time that the issuer filed current Form 10 type information with the Commission reflecting its status as an entity that is not a shell company.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development.  Therefore, investors should not expect the Company to pay dividends in the foreseeable future.  As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops.  Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor.  There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per share.  If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd- Frank Act relating to compensation of its chief executive officer;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.  The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s services over the longer term.  The Company has conducted no marketing studies regarding whether its business would continue to be marketable.  No assurances can be given that upon marketing, sufficient customer markets and business segments can be developed to sustain the Company's operations on a continued basis.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of shares of common stock.  The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock.  Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company.

To date, the board of directors has designated a series of 2,000,000 of these shares with specific rights and preferences.  While only 2,000,000 preferred shares have been designated to date as a series by the board of directors of the Company, further preferred shares or preferences may be issued at any later time, subject to the sole discretion of the board of directors.

The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations.  Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations.  Any such liability which might arise could be substantial and may exceed the assets of the Company.  The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Delaware law.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Company has not applied for any intellectual property or trade secret protection on any aspects of its business.  The Company has no current plans on attempting to obtain patents, copyright, trademarks and/or service marks on any of its solutions and services.  There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.

The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

The Company may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

The Company may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Company.  Such an offering may be conducted in parallel with or immediately following this offering.  Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company.  This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 1,990,000 outstanding shares of the Company’s common stock by the holders of those shares.  The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.10 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders’ Shares.

PLAN OF DISTRIBUTION

The Company and the selling shareholders are seeking an underwriter, broker-dealer or selling agent to sell the Shares. Neither the Company nor the selling shareholders have entered into any arrangements with any underwriter, broker-dealer or selling agent as of the date of this prospectus.  At the time of this prospectus, neither the Company nor the selling shareholders has located a broker-dealer or selling agent to sell the Shares. If, and when, a suitable broker-dealer, underwriter or selling agent is located, the Company would plan to disclose the same in this prospectus through an amendment to its Form S-1 registration statement to include such information herein.

The Company intends to maintain the currency and accuracy of this prospectus and to permit offers and sales of the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Resales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Resales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).  The resale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

Selling Shareholders

The selling shareholders will offer their shares at a price of $0.10 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means.  The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.  The Company will not receive any portion or percentage of any of the proceeds from the sale of the Selling Shareholders' Shares. Of the 1,990,000 Selling Shareholder Shares included in the registration statement of which this prospectus is a part, 200,000 Selling Shareholder Shares are held by officers, affiliates or directors of the Company.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 21,290,000 shares are outstanding as of the date of the registration statement, of which this prospectus is a part.  The Company is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of the registration statement, of which this prospectus is a part.

The following statements relating to the capital stock set forth the material terms of the securities of the Company, however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 1,990,000 shares of common stock for sale to the public by the holders thereof at a price of $0.10 per Share.  The Company is not directly offering any Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors.  The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Company, except that no holder of preferred stock shall have preemptive rights.  Any shares of preferred stock so issued would typically have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock.  The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to work with market-makers for its securities that will apply for quotation of its common stock on the OTC Bulletin Board. However, the Company does not know if any such application will be made and whether it will be successful if made, how long such  application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board.

The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

In certain cases the Company may elect to have its securities initially quoted in the Pink Sheets published by Pink OTC Markets Inc.  In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the Pink Sheets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Company.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date.  The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends to common stockholders in the foreseeable future.  However, the board of directors may, at its discretion, vote to declare dividends to holders of the Series A preferred stock at a rate and at a time to be fixed by the board of directors.

THE BUSINESS

Background

The Company is a development stage company and has no operating history and is expected to experience losses in the near term.  The Company’s independent auditors have issued a report raising substantial doubt about the Company’s ability to continue as a going concern.

Summary

The Company provides oil and gas investments in major oil finds in the United States. The Company will pursue oil and gas production opportunities, acquire land and mineral rights, conduct public involvement programs and oversee operations on its leases, including drilling and completion of the wells.  The Company has partnered with professional oil and gas extraction companies in proven oil formations using the latest technology to promote successful exploration and exploitation of oil and gas.

The Business: Oil and Gas Exploration, Drilling and Production

The Oil Drilling and Gas Extraction industry has drilled away during the past five years. Firming global economic growth has been behind much of the recent gains as emerging economies ramp up demand and developing countries start gaining strength. Gains in global demand have flowed to strong increases in crude-oil prices. Furthermore, political tensions in the Middle East have led to sharp growth in crude-oil prices on the back of continued speculation that oil supply in large exporting countries may be threatened.

The short-term rise in crude prices will feed into industry revenue growth as higher prices are realized for the industry’s output. As a result, revenue is estimated to grow 6.6% from 2010 to 2011. In the five years to 2011, industry revenue is expected to grow at an average of 3.1% per year to total $329.9 billion.

Natural gas is a particular growth segment for the industry. Recent discoveries of immense natural-gas reserves in the Appalachian Basin have industry firms acquiring properties left and right to cash in on the gas rush. A growth in demand from electricity producers has underpinned much of the action because these producers have been switching to natural gas from other electricity generation methods at accelerating rates. Additionally, natural-gas prices have largely been spared from the rise in crude-oil prices over the past two years because of the stark increase in additional domestic supply. In turn, industry firms are acquiring natural-gas wells in the expectation that natural-gas prices will rise to meet demand from electricity generators and other downstream customers.

Industry performance will gain ground during the next five years in response to rising oil and gas prices and higher levels of output. Increasing oil and gas prices are projected to occur on the back of sustained global economic growth as emerging economies grow rapidly and developing countries expand.

Trends in Oil and Gas Exploration, Drilling and Production

A window of opportunity has opened for the private investor in developing America’s remaining energy reserves. Twenty years ago, there was plenty of funding available for domestic energy projects and high quality projects were hard to find. Independent oil companies and the major oil companies were competing for leases. Today, however, the tables have turned. The major energy companies are currently spending most of their money offshore and overseas. They are selling their domestic production to the smaller independent oil companies and, with the exception of very large acreage blocks; they are allowing most of their domestic leases to expire. Usually, independent energy companies pick up acreage when the majors move out of an area, but those conditions no longer exist.

Many small energy companies have either closed their doors or do not have sufficient cash to purchase the thousands of oil and gas productive leases and still operate the wells on their properties. Investors can presently find opportunities in the petroleum industry that were only dreamed of decades ago. With the major oil companies focusing on projects elsewhere, independent investors are able to acquire prime leases in the heart of America’s energy producing areas.

The Market

The Oil Drilling and Gas Extraction industry will continue to grow over the next five years. Along with the rising output of oil and natural gas, increasing oil prices will continue to drive the industry’s performance. Firming global growth will increase crude-oil prices as emerging economies continue to grow quickly and use oil and natural gas while they develop national outputs. New capacity is expected to come on stream in several oil-producing countries, including Saudi Arabia, helping to meet global demand during the period. Additionally, natural gas will still be a hot-bed for investment as significant reserves are pumped out of basins in Texas and the Appalachians and distributed to electricity generators across the United States. In light of these favorable conditions, industry revenue is forecast to increase at an average annual rate of 5.5% to reach $432.0 billion in the five years through 2016.

Global oil demand will increase as world economic growth continues to accelerate over the five years to 2016. Emerging economies will grow the quickest as these countries build out essential infrastructure and their citizens increase consumption. China, and to a lesser extent, India will continue to lead demand over the next five years. In turn, their robust growth will push oil prices upward.

The Company’s Presence in the Market

The Company entered the oil and gas industry in March 2013. At that time, the Company entered an agreement with Comanche Exploration Company, LLC (Comanche), an Oklahoma company, to acquire an undivided 50% interest in Comanche’s leaseholds in the Mississippian and Woodford formations located in Major County, Oklahoma. The Company will acquire its position in Comanche’s existing net leasehold free and clear of all liens and encumbrances, arising by through and under Comanche, but not otherwise and shall obtain a 77% net revenue interest in the leasehold acquire, which shall be proportionately reduced by the actual leasehold interest acquired.  Currently Comanche owns or holds leases covering approximately 6,450.00 net mineral acres.

Oklahoma is the nation's third-largest producer of natural gas, fifth-largest producer of crude oil, and has the second-greatest number of active drilling rigs, and ranks fifth in crude oil reserves.

Competition

The Company’s current joint venture has little competition from other producers based on supply and demand. This project is expected to continue for at least a 10-year period. It could be argued that the project’s competitors could be other shale plays and production fields in the U.S, however, within the Oklahoma Cleveland Sand Wells Market, there are no competitors.

Governmental Regulations

Regulations relating to the Company primarily concern the requirements of the U.S. Army Corps of Engineers, the Department of Natural Resources, and the State of Oklahoma, each of which have a separate approval and permit process which applies to operations that the Company conducts (or plans to conduct).  The effect of regulations is that applications and permits may be required to conduct drilling.  The additional step of approvals may have the result of causing or delay, changes or other restrictions in the ability of the Company to conduct its operations.  At present, the Company’s management believes that it can meet the approval and permitting process to conduct the Company’s activities in all of its proposed plans of business operation, and the Company has budgeted for anticipated costs for this compliance process.

Leaseholds

The Company has an agreement with Comanche Exploration Company LLC in which it obtained a percentage right to a land leasehold and the right and obligation to participate in oil drilling and mineral exploitation on that and other land. On December 6, 2013, the Company agreed to pay to Comanche the sum of Seven Hundred Fifty and No/100 Dollars ($750.00) per net mineral acre for an undivided twenty-one percent (21%) interest in the Leases owned or held by Comanche. Comanche maintains leaseholds covering 6,450.00 net mineral acres in the Mississippian and Woodford formations located in Major County, Oklahoma.

Strategic Partners

The Company believes that strategic partnerships will be a major component of the Company’s operating strategy and path to success.  The Company hopes to work with several strategic partners in important areas of its business and operations.

The Company is currently engaged in a joint venture with Comanche. Comanche was founded in 1988 as a producing property acquisition company.  With the addition of technical staff, Comanche began developing exploration prospects in 1990.  Comanche and its subsidiaries have drilled more than 400 operated wells in Oklahoma, Kansas and Texas.  In 2000, Comanche formed Hawthorn Energy Partners, LLC, with a group of Texas partners.   In 2002, Hawthorn became a wholly owned subsidiary of Comanche and serves as Comanche’s exploration and production arm on all operations conducted in Texas.  Since 2000, Comanche and its subsidiaries drilled an average of twenty operated wells per year.  In 2012, Comanche has an active drilling schedule encompassing multiple internal projects and joint ventures in Oklahoma, Kansas, Texas, and North Dakota. Comanche now manages ongoing field operations in three states and encompassing over 250 oil and gas wells.

Marketing and Sales

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to concentrate on beginning its construction and development efforts.  The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once its project enters the marketplace.

The Oklahoma Cleveland Sand Wells Market dictates the marketing of the natural gas and crude oil produced by the Company’s joint venture with Comanche. The project is under contract with Plains Crude to sell all of the crude production. There is little competition for the sale of oil and gas production; on the contrary, the competition is to buy the production. Therefore, the Company’s marketing strategy for its oil production is to fill the storage capacity as fast as possible and contact the client’s logistics department to pick up the oil. It is expected that due to the quality of the “sweet oil” produced by the project and the fields’ proximity to Cushing Oklahoma, a major hub in oil supply connecting the Gulf Coast suppliers with northern consumers.

Revenues and Losses

The Company has to date posted revenues of $87,129 from operations based on its oil and gas sales.

The Company has posted net losses since its inception.  The Company posted net losses of $342,000 during the partial year of April 23, 2012 (inception) to December 31, 2012, net losses of $618,695 in the year ending December 31, 2013, and net losses of $188,054 in the six months ending June 30, 2014.

Equipment Financing

The Company has no existing equipment financing arrangements.

THE COMPANY

Change of Control

The Company was incorporated in the State of Delaware in April 2012, and was formerly known as Gumtree Acquisition Corporation.  In September 2012, the Company implemented a change of control by issuing shares to new shareholders, redeeming shares of existing shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors.  In connection with the change of control, the Company changed its name from Gumtree Acquisition Corporation to Access US Oil & Gas, Inc.

Relationship with Tiber Creek Corporation

In April 2012, the Company entered into an engagement agreement with Tiber Creek Corporation, a Delaware corporation (“Tiber Creek”), whereby Tiber Creek would provide assistance to the Company in effecting transactions for the Company to combine with a public reporting company, including: transferring control of such reporting company to the Company; preparing the business combination agreement; effecting the business combination; causing the preparation and filing of forms, including a registration statement, with the Securities and Exchange Commission; assist in listing its securities on a trading exchange; and assist in establishing and maintaining relationships with market makers and broker-dealers.

Under the agreement, Tiber Creek is entitled to receive cash fees from the Company. In addition, the Company’s then-current shareholders, Tiber Creek and MB Americus, LLC, a California limited liability company (“MB Americus”), were permitted to retain the aggregate total of 500,000 shares.  The engagement agreement also provides that the shares held by Tiber Creek and MB Americus shall be included in the registration statement (i.e. this registration statement) to be filed by the Company.  The engagement agreement further provides that the Company will not at any time take or allow any action (whether by reverse stock split or otherwise) which would have the effect of reducing the absolute number of Shares held by Tiber Creek and MB Americus.

In general, Tiber Creek holds interests in inactive Delaware corporations which may be used by issuers (such as the Company) to reincorporate their business in the State of Delaware and capitalize the issuer at a level and in a manner (i.e. the number of authorized shares and rights and preferences of shareholders) that is appropriate for a public company. Otherwise, these corporations, such as Gumtree Acquisition, are inactive, and Tiber Creek does not conduct any business in such corporations.

James Cassidy and James McKillop (who is the sole owner of MB Americus, an affiliate of Tiber Creek) serve only as interim officers and directors of these corporations (such as Gumtree Acquisition) until such time as the changes of control in such corporations are effectuated to the ultimate registering issuers.  As the role of Tiber Creek is essentially limited to preparing the corporate structure and organizing the Company for becoming a public company, the roles of Mr. Cassidy and Mr. McKillop are generally limited to facilitating such change of control and securities registration transactions.

Promissory Notes

The Company has promissory notes outstanding in the following amounts:

On October 5, 2012, the Company entered into a promissory note agreement for borrowing $200,000 from an individual. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issue.  The Company received $150,000 and $50,000 on October 5, 2012 and February 22, 2013 respectively. In connection with this note payable, the Company issued 400,000 shares of common stock to the individual on October 5, 2012 as an inducement to make the loan.

On October 8, 2012, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement.  The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issued.  In connection with this note payable, the Company issued 300,000 shares of common stock to the individual on October 8, 2012 as an inducement to make the loan.

On December 1, 2012, the Company entered into a promissory note agreement with Access the USA (“AUSA”), a related party entity through common ownership.  Under the terms of the agreement, any borrowings are due on demand and accrue interest at 5% per annum starting on January 1, 2013.  As of June 30, 2014, AUSA had advanced the Company an aggregate total of $865,000 to fund the project with Comanche.

On June 21, 2013, the Company borrowed $1,500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,500,000 is due on demand and accrues interest at 5% per annum starting on June 21, 2013.

On October 14, 2013, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement.  The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issued.

On September 3, 2013, the Company borrowed $500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $500,000 is due on demand and accrues interest at 5% per annum starting on September 3, 2013.

On December 13, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 13, 2013.

On December 31, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 31, 2013.

Intellectual Property

At present, the Company does not possess any intellectual property protection.  The Company may decide in the future to pursue efforts to protect its intellectual property, trade secrets and proprietary methods and processes.

Research and Development

The Company has not to date undertaken, and does not currently plan to undertake, any material research and development activities.

Employees and Organization

The Company presently has no employees.

Property

The Company has no properties and at this time has no agreements to acquire any properties. The Company currently uses offices space at Access the USA, Washington Regional Center, 673 Woodland Square Loop SE, Ste. 320, Lacey, WA 98503.

Subsidiaries

The Company has no subsidiaries.

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies.

(A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Reports to Security Holders

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission, along with any other filings of the Company, as described below.

In August 2012, the Company (as Gumtree Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company's documents filed with the Securities and Exchange Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001550956.

PLAN OF OPERATION

Business Plan

The basic business plan of the Company is to offer oil and gas investments in major oil finds in the United States. The Company will pursue the development, exploration and production of oil and gas in the United States. The Company searches for oil and gas production opportunities, acquires land and mineral rights, conducts public involvement programs and oversees operations on their leases, including drilling and completion of the wells.  The Company has partnered with professional oil and gas extraction companies in proven oil formations using the latest technology to promote successful exploration.

Currently, the Company has an agreement (“Agreement”) with Comanche Exploration Company LLC (“Comanche”) in which it obtained a percentage right to a land leasehold and the right and obligation to participate in oil drilling and mineral exploitation on that and other land. The Company has made an initial deposit on the Agreement, and is actively raising debt financing to satisfy its additional capital obligations under the Agreement. It also plans to enter into more oil drilling and pumping agreements with Comanche as additional capital is raised.

Potential Revenue

The Company expects to earn potential revenue from the existing Agreement with Comanche. The Company prospects for new oil drilling and pumping agreements on an ongoing basis and also seeks additional revenue enhancement opportunities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company was incorporated in the State of Delaware in April 2012.

The Company’s independent auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern.  Unless the Company is able to generate sufficient cash flow from operations and/or obtain additional financing, there is a substantial doubt as to the ability of the company to continue as a going concern.

Revenues and Losses

Since its inception, the Company focused its efforts on conducting market research and development, and devoted little attention or resources to sales and marketing or generating near-term revenues and profits.  As of June 30, 2014 the Company had generated revenue of $87,129. The Company incurred operating losses since inception and had negative cash flows from operations.  It also had an accumulated deficit of $1,124,186 as of June 30, 2014. Operating expenses primarily represented expenses associated with obtaining agreements with Comanche Exploration Company, LLC (“Comanche”) for future oil exploration activities, as well as consulting and legal fees in order to comply with regulatory requirements.

Equipment Financing

The Company has no existing equipment financing arrangements.

Potential Revenue

The Company expects to earn potential revenue from the existing Agreement with Comanche. The Company prospects for new oil and drilling and pumping agreements on an ongoing basis and also seeks additional revenue enhancement opportunities.

Alternative Financial Planning

The Company has no alternative financial plans at the moment.  If the Company is not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Company’s ability to expand its business plan or strategy over the next two years will be jeopardized.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”.  The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has generated limited revenues from its operations, and there is no assurance of future revenues. As of June 30, 2014, the Company had cash available of $16,677.

The Company’s proposed activities will necessitate significant uses of capital beyond 2014.  The Company anticipates that $30 million alone could be required to initially launch its business plan, with potentially over $100 million of funding needed to fully implement its business plans and proposed operations.  In the near term, until the Company raises additional financing, the Company does not plan to incur any material expenses or costs.

There is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company.  Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits.  The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion of Six Months ended June 30, 2014

The Company generated revenues of $87,129 during the six-month period ended June 30, 2014, as compared to no revenues for the six-month period ended June 30, 2013.

During the six-month period ended June 30, 2014, the Company posted a net loss of $188,054, as compared to a net loss of $366,461 for the six-month period ended June 30, 2013.

For the six-month period ended June 30, 2014, the Company generated cash of approximately $16,677. The Company has no continuous methods of generating cash.

The Company did not incur any capital expenditures during the three month period ended June 30, 2014.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financing in order to develop and implement its business plan and proposed operations.  If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

Discussion of Year ended December 31, 2013

The Company did not generate revenues during the year ended December 31, 2013.

During the year ended December 31, 2013, the Company posted a net loss of $618,695.

For the year ended December 31, 2013, the Company generated cash of approximately $1,001,097. The Company has no continuous methods of generating cash.

The Company did not incur any capital expenditures during the year ended December 31, 2013.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financing in order to develop and implement its business plan and proposed operations.  If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

Discussion of Year ended December 31, 2012

The Company did not generate revenues during the period from April 23, 2012 (inception) through December 31, 2012.

During the period from April 23, 2012 (inception) through December 31, 2012, the Company posted a net loss of $342,000.

For the period from April 23, 2012 (inception) through December 31, 2012, the Company generated cash of approximately $1,769. The Company has no continuous methods of generating cash.

The Company did not incur any capital expenditures during the period from April 23, 2012 (inception) through December 31, 2012.

The Company does not anticipate that it will generate revenue sufficient to cover its planned operating expenses, and the Company must obtain additional financial in order to develop and implement its business plan and proposed operations.  If the Company is not successful in generating sufficient revenues and/or obtaining additional funding to develop its business plan and proposed operations, this could have a material adverse effect on its business, results of operations liquidity and financial condition.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its officers:

Name	Age	Position	Year Commenced

Michael Mattox	55	President and Director	2012
Charles A. McSwain	66	Secretary, Treasurer and Director	2012

Michael Mattox

Michael Mattox serves as an officer and director of the Company. Mr. Mattox, MBA, received his Bachelor of Arts in International Business from Evergreen State College and his Masters of Business Administration from City University. Mr. Mattox is the founding Principal of Access the USA (AUSA) and Washington Regional Center which offers foreign investment, creates jobs and provides opportunities for foreigners to obtain U.S. green cards. Mr. Mattox has brought innovative investments to the world market and attracted more than $200 million within the past year.  AUSA was awarded the 2012 Globe Award from the World Trade Center Tacoma for Service Provider of the Year.  Mr. Mattox studied Chinese at the Defense Language Institute and has been an Adjunct Professor of Marketing for St. Martins University at the Shanghai Maritime University in Shanghai, China.

Charles A. McSwain

Charles A. McSwain is a founder and the Director for the company. Mr. McSwain, CPA, CVA, received his Bachelor of Arts in Accounting from the University of Washington and his Masters of Taxation from Golden Gate University. He has more than 30 years experience in public accounting including expertise in a variety of industries to include consulting in all phases of taxation, accounting and business valuation. Mr. McSwain served as the CFO for a large Ophthalmology Surgical practice from 1992 to 1995 and was instrumental in growing the practice from $15 million to $50 million in a relatively short period of time. Since 1995 he was the Founder and Managing partner of McSwain and Company, P.S. Mr. McSwain is the founder and a principal of Paymaster Payroll, a vendor to McSwain & Company. Mr. McSwain is the founder of McSwain Financial Services, LLC which is an asset management firm and has grown this business to $50 million in assets since its formation in 2005.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company.  The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly.  Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Description of Compensation Table

				Aggregate				All	Annual
		Annual	Annual	Accrued			Comp-	Other	Comp-
		Earned	Payments	Salary Since		Stock and	ensation	Comp-	ensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	ensation	Total

Michael Mattox	2013	$0	$0
President and Director	2012	$0	$0

Charles McSwain	2013	$0	$0
Secretary, Treasurer	2012	$0	$0
and Director

The compensation shown above is presented through December 31, 2013, and represents salaries and compensation payable to the officers noted above in connection with their services for Access US Oil & Gas, Inc.

As of December 31, 2013, there was no accrued compensation that was due to the Company’s employees or officers.  Upon successful completion by the Company of a primary public offering in the future (or the completion of other financing or funding), however, the Company may compensate officers and employees as is discussed below in “Anticipated Officer and Director Remuneration.”

Each of the officers has received certain shares of common stock in the Company in connection with the change of control of the Company.  Accordingly, the Company has not recorded any compensation expense in respect of any shares issued to the officers as such shares do not represent compensation that was paid to any officer.

There are no current plans to pay or distribute any cash or non-cash bonus compensation to officers of the Company, until such time as the Company is profitable, experiences positive cash flow or obtains additional financing. However, the Board of Directors may allocate salaries and benefits to the officers in its sole discretion.  No officer is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Company or from a change in control of the company or a change in his or her responsibilities following a change in control.  The members of the Board of Directors may receive, if the Board so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the Board, although no such program has been adopted to date. The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are realized or raised by the Company (see “Anticipated Officer and Director Remuneration” below.)

Employment Agreements

The Company enters into and maintains customary employment agreements with each of its officers and employees.

Anticipated Officer and Director Remuneration

The Company pays reduced levels of compensation to its officers and director at present. The Company intends to pay regular, competitive annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches greater profitability, experiences larger and more sustained positive cash flow and/or obtains additional funding.  At such time, the Company anticipates offering additional cash and non-cash compensation to officers and directors.  In addition, although not presently offered, the Company anticipates that its officers and directors will be provided with additional fringe benefits and perquisites at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion.  In addition, the Company may plan to offer 401(k) matching funds as a retirement benefit at a later time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

		Number of	Percent of	Percent of
		Shares of	Class Before	Class After
Name	Position	Common Stock	Offering (1)	Offering (2)

Michael Mattox	President and Director	9,750,000	46%	45%

Charles A. McSwain	Secretary, Treasurer and Director	9,750,000	46%	45%
Total owned by officers and directors (2)		19,500,000	92%	90%

(1) Based upon 21,290,000 shares outstanding as of the date of this offering.

(2) Assumes sale of all 1,990,000 Shares offered, and 21,290,000 shares outstanding following the offering.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy, a partner in the law firm which acts as counsel to the Company, is the sole owner and director of Tiber Creek Corporation which owns 250,000 shares of the Company's common stock.  Tiber Creek has received consulting fees and also holds shares in the Company.  Tiber Creek and its affiliate, MB Americus LLC, a California limited liability company, each currently hold 250,000 shares in the Company.

James Cassidy and James McKillop, who is the sole officer and owner of MB Americus, LLC, were both formerly officers and directors of the Company.  As the organizers and developers of Gumtree, Mr. Cassidy and Mr. McKillop were involved with the Company prior to the change of control.  In particular, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the charter corporate documents and preparation of the instant registration statement.  Each of Mr. Cassidy and Mr. McKillop are considered promoters of the Company.  Tiber Creek has received consulting fees and also holds shares in the Company.

The Company has promissory notes outstanding and due to related parties for the following amounts:

•
On December 1, 2012, the Company entered into a promissory note agreement with Access the USA (“AUSA”), a related party entity through common ownership.  Under the terms of the agreement, any borrowings are due on demand and accrue interest at 5% per annum starting on January 1, 2013.  As of June 30, 2014, AUSA had advanced the Company an aggregate total of $865,000 to fund the project with Comanche.

•
On June 21, 2013, the Company entered into a credit agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership.  Under the terms of the agreement, loans may be made to the Company in the aggregate maximum principal amount of $7,500,000; which accrue interest at 5% per annum commencing on June 21, 2013. As of December 31, 2013, the outstanding principal balance under the credit agreement was $1,500,000.

•
On September 3, 2013, the Company borrowed $500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $500,000 is due on demand and accrues interest at 5% per annum starting on September 3, 2013.

•
On December 13, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 13, 2013.

•
On December 31, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 31, 2013.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 1,990,000 shares of common stock held by such shareholders.  The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.10 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Shares Owned Before Offering (1)		Offered Herein	Shares Owned After Offering (2)
Name	Number	Percentage	Number	Number	Percentage

Mike Mattox
President and Director	9,750,000	46%	100,000	9,650,000	45%

Charles A. McSwain
Secretary, Treasurer and Director	9,750,000	46%	100,000	9,650,000	45%

Richard Weeks	400,000	2%	400,000	0	*

James P Schweickert	300,000	1%	300,000	0	*

James Cassidy (3)	250,000	1%	250,000	0	*
Promoter

James McKillop (4)	250,000	1%	250,000	0	*
Promoter

Andrew J. Bayley	10,000	*	10,000	0	*

David C. Bayley	10,000	*	10,000	0	*

Justin C. Bayley	10,000	*	10,000	0	*

Nancy R. Bayley	10,000	*	10,000	0	*

Aaron Beeson	10,000	*	10,000	0	*

Tishra Beeson	10,000	*	10,000	0	*

Karma D Boardman	10,000	*	10,000	0	*

Zachary W. Boardman	10,000	*	10,000	0	*

Christopher B. Buitron	10,000	*	10,000	0	*

Howard A. Burton	10,000	*	10,000	0	*

Michael F.Cade	10,000	*	10,000	0	*

Ken and Esther Corcoran	10,000	*	10,000	0	*

Anthony Brian Davenport	10,000	*	10,000	0	*

John & Gayla Duerr	10,000	*	10,000	0	*

Richard Garrett	10,000	*	10,000	0	*

Allison Graves	10,000	*	10,000	0	*

Kabella Graves	10,000	*	10,000	0	*

Kenai Graves	10,000	*	10,000	0	*

Jason Graves	10,000	*	10,000	0	*

Rosemary Green	10,000	*	10,000	0	*

Ruth Jeannette Grisales	10,000	*	10,000	0	*

Anthony R. Hemstad	10,000	*	10,000	0	*

Donald P. Holmes	10,000	*	10,000	0	*

Barry Howard	10,000	*	10,000	0	*

Erica Howard	10,000	*	10,000	0	*

Shannon Howard	10,000	*	10,000	0	*

Michael V. Jarman	10,000	*	10,000	0	*

Diane R Jenks	10,000	*	10,000	0	*

Johnathan W Jenks	10,000	*	10,000	0	*

Caprice L Johnson	10,000	*	10,000	0	*

Dusty L. Johnson	10,000	*	10,000	0	*

Gregory A Johnson	10,000	*	10,000	0	*

Brenda Rae Kosinski	10,000	*	10,000	0	*

Stephen P. Kosinski	10,000	*	10,000	0	*

Ron Kramer	10,000	*	10,000	0	*

John E Krueqer	10,000	*	10,000	0	*

Yu Li (Jason)	10,000	*	10,000	0	*

Julie L. Luoma	10,000	*	10,000	0	*

Anni Marttala	10,000	*	10,000	0	*

Clarita Mattox	10,000	*	10,000	0	*

Nick Mattox	10,000	*	10,000	0	*

Lloyd McSwain	10,000	*	10,000	0	*

Sharon McSwain	10,000	*	10,000	0	*

Jie Pan	10,000	*	10,000	0	*

Richard K Ritchie	10,000	*	10,000	0	*

Alison A Schweickert	10,000	*	10,000	0	*

John A Setterstrom	10,000	*	10,000	0	*

Mary J Setterstrom	10,000	*	10,000	0	*

Erin C. Shannon	10,000	*	10,000	0	*

David Stock	10,000	*	10,000	0	*

Daniel L Sunde	10,000	*	10,000	0	*

Derek M Watson	10,000	*	10,000	0	*

Laurie J Watson	10,000	*	10,000	0	*

Reed M Watson	10,000	*	10,000	0	*

Soren K Watson	10,000	*	10,000	0	*

Tristan P Watson	10,000	*	10,000	0	*

Clinton C. Wilson	10,000	*	10,000	0	*

James M. Wilson	10,000	*	10,000	0	*

Keli R. Wilson	10,000	*	10,000	0	*

* Less than 1%

(1) Based upon 21,290,000 shares outstanding as of the date of this offering.
(2) Assumes sale of all 1,990,000 Shares offered, and 21,290,000 shares outstanding following the offering.
(3) Includes 250,000 shares held by Tiber Creek Corporation, a Delaware corporation, which provided certain services to the Company as discussed herein.  Mr. Cassidy is the president and sole shareholder of Tiber Creek Corporation.  Mr. Cassidy is a promoter of the Company.
(4) Includes 250,000 shares held by MB Americus, LLC, a California limited liability company.  Mr. McKillop also works with Tiber Creek Corporation from time to time.  Mr. McKillop is an officer and the sole shareholder of MB Americus, LLC.  Mr. McKillop is a promoter of the Company.

The Selling Shareholder Shares were acquired as follows:

o	James Cassidy acquired the 250,000 shares offered herein on April 30, 2012 for net consideration of $25.00.

o	James McKillop acquired the 250,000 shares offered herein on April 30, 2012 for net consideration of $25.00.

o	Mike Mattox acquired the 9,750,000 shares offered herein on September 8, 2012 for net consideration of $975.00.

o	Charles A. McSwain.acquired the 9,750,000 shares offered herein on September 8, 2012 for net consideration of $975.00.

o	Richard Weeks acquired the 400,000 shares offered herein on October 5, 2012 as inducement to provide a loan to the Company.

o	James P. Schweickert acquired the 400,000 shares offered herein on October 8, 2012 as inducement to provide a loan to the Company.

o	The selling shareholders listed below acquired the respective number of shares offered herein for the consideration shown. These shares were acquired from September 2013 through December 2013.

Shareholder Name	Consideration	Number of Shares

Andrew J. Bayley	$300.00	10,000

David C. Bayley	$300.00	10,000

Justin C. Bayley	$300.00	10,000

Nancy R. Bayley	$300.00	10,000

Aaron Beeson	$300.00	10,000

Tishra Beeson	$300.00	10,000

Karma D Boardman	$300.00	10,000

Zachary W. Boardman	$300.00	10,000

Christopher B. Buitron	$300.00	10,000

Howard A. Burton	$300.00	10,000

Michael F.Cade	$300.00	10,000

Ken and Esther Corcoran	$300.00	10,000

Anthony Brian Davenport	$300.00	10,000

John & Gayla Duerr	$300.00	10,000

Richard Garrett	$300.00	10,000

Allison Graves	$300.00	10,000

Kabella Graves	$300.00	10,000

Kenai Graves	$300.00	10,000

Jason Graves	$300.00	10,000

Rosemary Green	$300.00	10,000

Ruth Jeannette Grisales	$300.00	10,000

Anthony R. Hemstad	$300.00	10,000

Donald P. Holmes	$300.00	10,000

Barry Howard	$300.00	10,000

Erica Howard	$300.00	10,000

Shannon Howard	$300.00	10,000

Michael V. Jarman	$300.00	10,000

Diane R Jenks	$300.00	10,000

Johnathan W Jenks	$300.00	10,000

Caprice L Johnson	$300.00	10,000

Dusty L. Johnson	$300.00	10,000

Gregory A Johnson	$300.00	10,000

Brenda Rae Kosinski	$300.00	10,000

Stephen P. Kosinski	$300.00	10,000

Ron Kramer	$300.00	10,000

John E Krueqer	$300.00	10,000

Yu Li (Jason)	$300.00	10,000

Julie L. Luoma	$300.00	10,000

Anni Marttala	$300.00	10,000

Clarita Mattox	$300.00	10,000

Nick Mattox	$300.00	10,000

Lloyd McSwain	$300.00	10,000

Sharon McSwain	$300.00	10,000

Jie Pan	$300.00	10,000

Richard K Ritchie	$300.00	10,000

Alison A Schweickert	$300.00	10,000

John A Setterstrom	$300.00	10,000

Mary J Setterstrom	$300.00	10,000

Erin C. Shannon	$300.00	10,000

David Stock	$300.00	10,000

Daniel L Sunde	$300.00	10,000

Derek M Watson	$300.00	10,000

Laurie J Watson	$300.00	10,000

Reed M Watson	$300.00	10,000

Soren K Watson	$300.00	10,000

Tristan P Watson	$300.00	10,000

Clinton C. Wilson	$300.00	10,000

James M. Wilson	$300.00	10,000

Keli R. Wilson	$300.00	10,000

o
Richard Weeks acquired the 400,000 shares offered herein on October 5, 2012 for no consideration (the shares were issued pursuant to a loan agreement in which Mr. Weeks loaned Access US Oil & Gas $200,000.

o
James P. Schweickert acquired the 300,000 shares offered herein on October 8, 2012 for no consideration (the shares were issued pursuant to a loan agreement in which Mr. Schweickert loaned Access US Oil & Gas $150,000.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 21,290,000 shares of common stock outstanding of which 19,500,000 shares are owned by officers, directors and five percent shareholders of the Company.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act.  In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months.  While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company.  In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

Rule 144 establishes specific criteria for determining whether a person is not engaged in a distribution of securities.  Among other things, Rule 144 creates a safe harbor whereby a person satisfying the applicable conditions of the Rule 144 safe harbor is deemed not to be engaged in a distribution of the securities and therefore not an underwriter of the securities.

LEGAL MATTERS

Cassidy & Associates, Beverly Hills, California (“Cassidy & Associates”), has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.  A member of the law firm of Cassidy & Associates is an officer and director of Tiber Creek Corporation and may be considered the beneficial owner of the 250,000 shares of common stock of the Company owned by Tiber Creek Corporation.

Interest of Counsel

Cassidy & Associates, counsel for the Company, who has given an opinion upon the validity of the securities being registered and upon other legal matters in connection with the registration or offering of such securities, had, or is to receive in connection with the offering, a substantial interest in the Company and was connected with the Company through Gumtree Acquisition.  James Cassidy, a partner of Cassidy & Associates, was a director and officer of Gumtree Acquisition prior to its change of control.

EXPERTS

Anton & Chia, LLP, an independent registered public accounting firm, has audited the balance sheets of Access US Oil & Gas, Inc. as of December 31, 2013 and December 31, 2012, respectively, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the year ended December 31, 2013 and for the period from April 23, 2012 (Inception) through December 31, 2012.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of March 31, 2014, given their authority as experts in accounting and auditing.

Anton & Chia, LLP, an independent registered public accounting firm, has audited Gumtree Acquisition Corporation’s (a development stage company) balance sheets as of December 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period from April 23, 2012 (Inception) through December 31, 2012.  The Company has included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of April 15, 2013, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders or others by reason of a breach of the director’s fiduciary duty or otherwise, except under certain limited circumstances.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.  However, the indemnification provided in the certificate of incorporation is broad and should be considered to be of a broad scope and wide extent.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 1. Financial Statements

ACCESS US OIL & GAS, INC
CONDENSED BALANCE SHEETS

	June 30, 2014	December 31, 2013
ASSETS:	Unaudited
Current assets:
Cash	$16,677	$1,002,866
Accounts Receivable-Comanche Investment	87,129	-
Total current assets	103,806	1,002,866

Prepaid deposits	339,031	339,031
Short-term investments	4,336,370	4,192,953
Total assets	$4,779,207	$5,534,850

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
Accounts payable	$691,370	$1,430,075
Due to related parties	4,865,000	4,695,000
Total current liabilities	5,556,370	6,125,075

Long term notes payable, net of discount	347,023	345,907
Total liabilities	5,903,393	6,470,982

Shareholders' Deficit
Preferred stock, par value $0.0001 per share, 20,000,000 shares authorized, no shares issued and outstanding
Common stock, par value $0.0001 per share, 100,000,000 shares authorized, 21,290,000 and 21,290,000 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	2,129	2,129
Additional paid-in capital	22,434	22,434
Accumulated deficit	(1,148,749)	(960,695)
Total shareholders' deficit	(1,124,186)	(936,132)
Total liabilities and shareholders' deficit	$4,779,207	$5,534,850
The accompanying notes are an integral part of these condensed financial statements.

ACCESS US OIL & GAS, INC
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,
			Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Oil and Gas Sales	$87,129	$-	$87,129	$-
Operating expenses:
General and administrative	(112,504)	(161,161)	(223,032)	(362,716)
Professional expenses	(31,031)	-	(51,035)	-
Loss from operations	(56,406)	(161,161)	(186,938)	(362,716)
Other expenses:
Interest expense	(558)	(2,916)	(1,116)	(3,745)

Loss before income tax	(56,964)	(164,077)	(188,054)	(366,461)
Income tax expense	-	-	-	-
Net loss	$(56,964)	$(164,077)	$(188,054)	$(366,461)

Basic and diluted loss per common shares	$(0.00)	$(0.01)	$(0.01)	$(0.02)

Basic and diluted weighted average common shares outstanding	21,290,000	20,700,000	21,290,000	20,700,000
The accompanying notes are an integral part of these condensed financial statements.

ACCESS US OIL & GAS, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,

	2014	2013
Operating activities:
Net loss	$(188,054)	$(366,461)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,116	1,104
Changes in operating assets and liabilities:
Accounts Receiable-Comanche investment	(87,129)
Accounts payable	261,295	69,904
Net cash used in (provide by) operating activities	(12,772)	(295,453)

Investing activities:
Investments in Comanche Exploration, LLC	(1,143,417)	(1,500,000)
Deposits to Comanche Exploration, LLC	-	(500,000)
Refund of prepaid deposits from Comanche Exploration, LLC	-	160,969
Net cash used in investing activities	(1,143,417)	(1,839,031)

Financing activities:
Proceeds from borrowings from related parties	170,000	2,090,000
Proceeds from shareholders' paid-in capital	-	50,000
Net cash generated by financing activities	170,000	2,140,000

Increase ( decrease) in cash	(986,189)	5,516
Cash, beginning of the period	1,002,866	1,769
Cash, end of the period	16,677	7,285

Supplemental cash flow disclosure:
Cash paid for interest	6,340	2,641
Cash paid for income taxes	-	-

The accompanying notes are an integral part of these condensed financial statements

ACCESS US OIL & GAS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Access US Oil & Gas, Inc. (the "Company") was incorporated on April 23, 2012 under the laws of the State of Delaware. On September 7, 2012, the shareholders of the Corporation and the Board of Directors unanimously approved the change of the Registrant's name from Gumtree Acquisition Corporation to Access US Oil & Gas, Inc.

The Company is starting receiving revenue by investing in oil exploration and drilling.

BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared in accordance with the United States generally accepted accounting principles ("U.S. GAAP").

In the opinion of management, such financial information includes all adjustments considered necessary for a fair presentation of the Company's financial position at such date and the operating results and cash flows for such periods. Operating results for the interim period ended June 30, 2014, are not necessarily indicative of the results that may be expected for the entire year.

Certain information and footnote disclosure normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the United States Securities and Exchange Commission ("SEC"). These unaudited condensed financial statements should be read in conjunction with our audited financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 31, 2014; and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed on April 15, 2014.

USE OF ESTIMATES

Financial statements prepared in accordance with U.S. GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management makes estimates relating to the fair value of financial instruments and the valuation allowance related to deferred income tax assets. Actual results could differ from those estimates.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of June 30, 2014 and December 31, 2013.

INCOME TAXES

Under Accounting Standards Codification (“ASC”) 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

REVENUE RECOGNITION

Substantially all of the Company’s revenue is from sales of oil and gas production and is recognized based on sales or delivery date completed by the operating company.

According to the operating agreement with Comanche, Comanche should assign the net revenue interest to the Company not be less than 77% net revenue interest.

LOSS PER COMMON SHARE

The basic loss per share is the same as the diluted loss per share as there are no potentially dilutive shares. The loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the loss of the entity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The Company monitors the market conditions and evaluates the fair value hierarchy levels at least quarterly. For any transfers in and out of the levels of the fair value hierarchy, the Company elects to disclose the fair value measurement at the beginning of the reporting period during which the transfer occurred.

The Company's financial instruments consisted of cash, accounts receivable, short-term investment, related party advances, and notes payable. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 during the quarter ended June 30, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

2 - GOING CONCERN

The Company has incurred operating losses since inception and has negative cash flows from operations. It also has an accumulated deficit of $1,148,749 as of June 30, 2014. As a result, the Company's continuation as a going concern is dependent on its ability to obtain additional financing until it can generate sufficient cash flows from operations to meet its obligations.

These condensed financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow.

There is no assurance that the Company will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

3 – DEPOSITS AND OTHER ASSETS

On October 17, 2012, the Company entered into the Orion Mississippian Project agreement with Comanche Exploration Company, LLC (“Comanche”), an oil exploration and drilling company, to develop and drill wells. The Company agreed to acquire a 12.5% interest in the project comprising four initial wells for a total estimated investment of $3,812,500. On December 15, 2012, the Company made the refundable security deposit of $500,000. The amount has been recorded as deposits on the accompanying balance sheet since December 31, 2012.

On January 31, 2013, the Company made the second refundable security deposit of $500,000 as collateral to Comanche.

On June 21, 2013, the Company made the initial investment of $1,500,000 to Comanche for the estimated Authority for Expenditure (“AFE”) of $339,031 as of 12/31/2013. The amount is in short-term investments on the accompanying balance sheet as of December 31, 2013.

On June 26, 2013, the Company received a deposit refund of $160,969.

On September 4, 2013, the Company made the second investment of $500,000 to receive a deposit refund.

On September 5, 2013, the Company received a deposit refund of $500,000.

On December 6, 2013, the Company agreed to pay to Comanche the sum of Seven Hundred Fifty and No/100 Dollars ($750.00) per net mineral acre for an undivided twenty-one percent (21%) interest in the Leases owned or held by Comanche, instead of the previous twelve and one half percent (12.5%).

On December 17, 2013, the Company made the third investment of $1,000,000 to Comanche.

On January 2, 2014, the Company made the fourth investment of $1,000,000 to Comanche.

As of June 30, 2014, the Company had $143,417 account payable to the Comanche project.

The Company shall be responsible for its proportionate share of all costs, risks and expenses incurred in drilling, completing and equipping of the wells for the project. When the actual costs of drilling, completing and equipping the wells have been determined, Comanche shall refund to the Company any net amounts paid but not expended; or invoice the Company for costs incurred in addition to sums advanced, on a well by well basis.

As of June 30, 2014, the Comanche project had started drilling on the first of four initial wells, produced average 250 barrels oil per day. The Company accounts for its investment in the Comanche project under the cost method.

4 –DUE TO RELATED PARTY

On December 1, 2012, the Company entered into a promissory note agreement with Access the USA (“AUSA”), a related party entity through common ownership. Under the terms of the agreement, any borrowings are due on demand and accrue interest at 5% per annum starting on January 1, 2013. As of June 30, 2014, AUSA had advanced the Company an aggregate total of $865,000 to fund the project with Comanche.

On June 21, 2013, the Company entered into a credit agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, loans may be made to the Company in the aggregate maximum principal amount of $7,500,000; which accrue interest at 5% per annum commencing on June 21, 2013.

On June 21, 2013, the Company borrowed $1,500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,500,000 is due on demand and accrues interest at 5% per annum starting on June 21, 2013.

On September 3, 2013, the Company borrowed $500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $500,000 is due on demand and accrues interest at 5% per annum starting on September 3, 2013.

On December 13, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 13, 2013.

On December 31, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 31, 2013.

As of June 30, 2014, Orion I had advanced the Company an aggregate total of $4,000,000 to fund the project with Comanche.

As of June 30, 2014, the Company has accrued interest payable of $61,105 and $149,452 payable to Access the USA, LLC and Orion Oil & Gas I, LLP.

5 – LONG TERM NOTES PAYABLE

On October 5, 2012, the Company entered into a promissory note agreement for borrowing $200,000 from an individual. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issue. The Company received $150,000 and $50,000 on October 5, 2012 and February 22, 2013 respectively. In connection with this note payable, the Company issued 400,000 shares of common stock to the individual on October 5, 2012 as an inducement to make the loan.

On October 8, 2012, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issued. In connection with this note payable, the Company issued 300,000 shares of common stock to the individual on October 8, 2012 as an inducement to make the loan.

On October 14, 2013, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issuance.

The fair value of the common stock issued in connection with the above notes payable was allocated on a pro rata basis to the proceeds from the notes payable. The aggregate amount allocated to the value of the common stock amounted to $6,863, which has been recorded as a discount to the notes payable in the accompanying balance sheet and is being amortized as interest expense over the life of the notes payable. The amount amortized as interest expense during the year ended June 30, 2014 amounted to $3,886, and the remaining discount amounted to $2,977 as of June 30, 2014 which will be amortized through October 2015.

6 - COMMON STOCK

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

On April 30, 2012, the Company issued 20,000,000 common shares to two directors and officers for $2,000 in cash.

On September 7, 2012, the registrant redeemed an aggregate of 19,500,000 of the 20,000,000 shares of outstanding stock at a redemption price of $0.0001 per share for an aggregate redemption price of $1,950.

On September 8, 2012, the Company issued 19,500,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933 at par for an aggregate of $1,950 representing 97.5% of the total outstanding 20,000,000 shares of common stock.

On October 5, 2012, the Company issued 400,000 shares of common stock to a debt holder as an inducement to provide the loan.

On October 8, 2012, the Company issued 300,000 shares of common stock to a debt holder as an inducement to provide the loan.

In September, 2013, 580,000 shares of common stock sold in public offering with a price of $0.03 per share to 58 subscribers for an aggregate of $17,400.

On December 9, 2013, the Company issued 10,000 shares of common stock to public to 1 subscriber with a price of $0.03 per share for an aggregate of $300.

As of June 30, 2014, the Company has 21,290,000 shares of common stock and no preferred stock was issued and outstanding.

7 –OIL AND GAS PROPERTIES

In October 2012, the Company acquired a 50% working interest in an exploratory oil and gas drilling prospect covering 6,500 acres in Major County, Texas, for $2,437,500 as expected cost.

In December 2012, the Company reduced working interest from 50% to 12.5% by an amendment covering 6,500 acres in Major County, Texas, for $609,375 as expected cost.

In December 2013, the Company increased working interest from 12.5% to 21% by an amendment covering 10,000 acres in Major County, Texas, for $1,575,000 as expected cost.

In December 2013, the operator of the Company’s Major County prospect began drilling.

In March 2014, the operator of the Company’s Major County prospect began fracturing operations.

As of May 6, 2014, the oil and gas start flowing.

As of June 30, 2014, the Company has not received any revenue distribution from the operator. The Company recorded the expected proceeds from sales oil and gas of $87,129 as accounts receivable.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Access US Oil & Gas, Inc.

We have audited the accompanying balance sheets of Access US Oil & Gas, Inc. (a development stage company - the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2013; for the period from April 23, 2012 (Inception) through December 31, 2012; and for the period from April 23, 2012 (Inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of misstatement.  The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, the period from April 23, 2012 (Inception) through December 31, 2012, and the period from April 23, 2012 through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the accompanying financial statements, the Company has suffered recurring losses from operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Anton & Chia, LLP

Newport Beach, California

March 31, 2014

ACCESS US OIL & GAS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31,
ASSETS	2013	2012
Current assets:
Cash	$1,002,866	$1,769
Total current assets	1,002,866	1,769

Prepaid deposits	339,031	500,000
Short-term investments	4,192,953	-
Total assets	$5,534,850	$501,769

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
Accounts payable	$1,430,075	$88,238
Due to related parties	4,695,000	530,000
Total current liabilities	6,125,075	618,238

Long term notes payable, net of discount	345,907	218,750
Total liabilities	6,470,982	836,988

Shareholders' Deficit
Preferred stock, par value $0.0001 per share, 20,000,000 shares authorized, no shares issued and outstanding
Common stock, par value $0.0001 per share, 100,000,000 shares authorized, 21,290,000 and 20,700,000 shares issued and outstanding as of December 31, 2013 and December 31,2012, respectively	2,129	2,070
Additional paid-in capital	22,434	4,711
Accumulated deficit	(960,695)	(342,000)
Total shareholders' deficit	(936,132)	(335,219)
Total liabilities and shareholders' deficit	$5,534,850	$501,769
See accompanying Notes to Financial Statements.

ACCESS US OIL & GAS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Year Ended December 31,	From April 23, 2012 (Inception) through December 31,
	2013	2012	2013
Operating expenses:
General and administrative	$(319,230)	$(341,469)	$(660,699)
Professional expenses	(290,887)	-	(290,887)
Loss from operations	(610,117)	(341,469)	(951,586)
Other expenses:
Interest expense	(8,579)	(531)	(9,110)

Loss before income tax	(618,695)	(342,000)	(960,695)
Income tax expense	-	-	-
Net loss	$(618,695)	$(342,000)	$(960,695)

Basic and dilutted loss per common shares	$(0.03)	$(0.02)

Basic and dilutted weighted average common shares outstanding	20,868,795	19,605,159

See accompanying Notes to Financial Statements.

ACCESS US OIL & GAS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Common Stock		Additional Paid-In	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, April 23, 2012 (Inception)	-	-	-	-	-
Issuance of founders stock on April 23, 2012	20,000,000	2,000	(2,000)		-
Redemption of common stock on September 7, 2012	(19,500,000)	(1,950)	-		(1,950)
Issuance of common stock on September 8, 2012	19,500,000	1,950	-		1,950
Issuance of common stock in connection with notes payable on October 5, 2012	400,000	40	3,856		3,896
Issuance of common stock in connection with notes payable on October 8, 2012	300,000	30	2,855		2,885
Net loss	-	-	-	(342,000)	(342,000)
Balance, December 31, 2012	20,700,000	2,070	4,711	(342,000)	(335,219)
Adjustment			82		82
Issuance of common stock on September 16, 2013	570,000	57	17,043		17,100
Issuance of common stock on September 25, 2013	10,000	1	299		300
Issuance of common stock on December 9, 2013	10,000	1	299		300
Net loss	-	-	-	(618,695)	(618,695)
Balance, December 31, 2013	21,290,000	$2,129	$22,434	$(960,695)	$(936,132)

See accompanying Notes to Financial Statements.

ACCESS US OIL & GAS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,	From April 23, 2012 (Inception) through December 31,
	2013	2012	2013
Operating activities:
Net loss	$(618,695)	$(342,000)	$(960,695)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,239	531	2,770
Changes in operating assets and liabilities:
Accounts payable	1,341,837	88,238	1,430,075
Net cash used in operating activities	725,381	(253,231)	472,150

Investing activities:
Investments in Comanche Exploration, LLC	(3,000,000)		(3,000,000)
Deposits to Comanche Exploration, LLC	(1,692,953)	(500,000)	(2,192,953)
Refund of prepaid deposits from Comanche Exploration, LLC	660,969		660,969
Net cash used in investing activities	(4,031,984)	(500,000)	(4,531,984)

Financing activities:
Redemption of common stock	-	(1,950)	(1,950)
Proceeds from issuance of common stock	59	1,950	2,009
Proceeds from borrowings from related parties	4,970,000	530,000	5,500,000
Proceeds from payments to related parties	(805,000)	-	(805,000)
Proceeds from notes payable borrowing	125,000	225,000	350,000
Proceeds from shareholders' paid-in capital	17,641	-	17,641
Net cash generated by financing activities	4,307,700	755,000	5,062,700

Increase ( decrease) in cash and cash equivalents	1,001,097	1,769	1,002,866
Cash, beginning of the period	1,769	-	$-
Cash, end of the period	1,002,866	1,769	$1,002,866

Supplemental cash flow disclosure:
Cash paid for interest	6,340	-
Cash paid for income taxes	-	-

See accompanying Notes to Financial Statements.

ACCESS US OIL & GAS, INC.
A DEVELOPMENT STAGE COMPANY
NOTES TO FINANCIAL STATEMENTS

1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Access US Oil & Gas, Inc. (the "Company") was incorporated on April 23, 2012 under the laws of the State of Delaware. On September 7, 2012, the shareholders of the Corporation and the Board of Directors unanimously approved the change of the Registrant's name from Gumtree Acquisition Corporation to Access US Oil & Gas, Inc.

The Company is in the development stage and is raising capital to invest in oil and gas exploration and drilling.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

USE OF ESTIMATES

Financial statements prepared in accordance with U.S. GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among other things, management makes estimates relating to the fair value of financial instruments and the valuation allowance related to deferred income tax assets. Actual results could differ from those estimates.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of December 31, 2013.

INCOME TAXES

Under Accounting Standards Codification (“ASC”) 740, "Income Taxes", deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

LOSS PER COMMON SHARE

The basic loss per share is the same as the diluted loss per share as there are no potentially dilutive shares. The loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the loss of the entity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The Company monitors the market conditions and evaluates the fair value hierarchy levels at least quarterly. For any transfers in and out of the levels of the fair value hierarchy, the Company elects to disclose the fair value measurement at the beginning of the reporting period during which the transfer occurred.

The Company's financial instruments consisted of cash and the notes payable. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting pronouncements or standards updates that the Company has yet to adopt that are expected to have a material effect on its financial position, results of operations, or cash flows.

NOTE 2 - GOING CONCERN

The Company has incurred operating losses since inception and has negative cash flows from operations. It also has an accumulated deficit of $960,695 as of December 31, 2013. As a result, the Company's continuation as a going concern is dependent on its ability to obtain additional financing until it can generate sufficient cash flows from operations to meet its obligations.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to meet its obligations and continue its operations for the next fiscal year. The continuation of the Company as a going concern is dependent upon its ability to obtain necessary debt or equity financing to continue operations until it begins generating positive cash flow.

There is no assurance that the Company will ever be profitable. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – DEPOSITS AND OTHER ASSETS

On October 17, 2012, the Company entered into the Orion Mississippian Project agreement with Comanche Exploration Company, LLC (“Comanche”), an oil exploration and drilling company, to develop and drill wells. The Company agreed to acquire a 12.5% interest in the project comprising four initial wells for a total estimated investment of $3,812,500.

On December 15, 2012, the Company made the refundable security deposit of $500,000. The amount has been recorded as deposits on the accompanying balance sheet as of December 31, 2012.

On January 31, 2013, the Company made the second refundable security deposit of $500,000 as collateral to Comanche.

On June 21, 2013, the Company made the initial investment of $1,500,000 to Comanche for the estimated Authority for Expenditure (“AFE”) of $2,339,031. The amount is in short-term investments on the accompanying balance sheet as of December 31, 2013.

On June 26, 2013, the Company received a deposit refund of $160,969.

On September 4, 2013, the Company made the second investment of $500,000 to receive a deposit refund.

On September 5, 2013, the Company received a deposit refund of $500,000.

On December 6, 2013, the Company agreed to pay to Comanche the sum of Seven Hundred Fifty and No/100 Dollars ($750.00) per net mineral acre for an undivided twenty-one percent (21%) interest in the Leases owned or held by Comanche, instead of the previous twelve and one half percent (12.5%).

On December 17, 2013, the Company made the third investment of $1,000,000 to Comanche. This amount is included in short-term investments on the accompanying balance sheet as of December 31, 2013.

The Company shall be responsible for its proportionate share of all costs, risks and expenses incurred in drilling, completing and equipping of the wells for the project. When the actual costs of drilling, completing and equipping the wells have been determined, Comanche shall refund to the Company any net amounts paid but not expended; or invoice the Company for costs incurred in addition to sums advanced, on a well by well basis.

As of December 31, 2013, the Company had $1,192,953 account payable to the Comanche project.

As of December 31, 2013, the Comanche project had started drilling on the first of four initial wells, but not produced yet. The Company accounts for its investment in the Comanche project under the cost method.

NOTE 4 – DUE TO RELATED PARTY

On December 1, 2012, the Company entered into a promissory note agreement with Access the USA (“AUSA”), a related party entity through common ownership. Under the terms of the agreement, any borrowings are due on demand and accrue interest at 5% per annum starting on January 1, 2013. As of December 31, 2013, AUSA had advanced the Company an aggregate total of $695,000 to fund the project with Comanche.

On June 21, 2013, the Company entered into a credit agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, loans may be made to the Company in the aggregate maximum principal amount of $7,500,000; which accrue interest at 5% per annum commencing on June 21, 2013. As of December 31, 2013, the outstanding principal balance under the credit agreement was $1,500,000.

On September 3, 2013, the Company borrowed $500,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $500,000 is due on demand and accrues interest at 5% per annum starting on September 3, 2013.

On December 13, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 13, 2013.

On December 31, 2013, the Company borrowed $1,000,000 and entered into a promissory note agreement with Orion Oil and Gas I LP (“Orion I”), a related party entity through common ownership. Under the terms of the agreement, $1,000,000 is due on demand and accrues interest at 5% per annum starting on December 31, 2013.

As of December 31, 2013, Orion I had advanced the Company an aggregate total of $3,000,000 to fund the project with Comanche.

NOTE 5 – LONG TERM NOTES PAYABLE

On October 5, 2012, the Company entered into a promissory note agreement for borrowing $200,000 from an individual. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issue. The Company received $150,000 and $50,000 on October 5, 2012 and February 22, 2013 respectively. In connection with this note payable, the Company issued 400,000 shares of common stock to the individual on October 5, 2012 as an inducement to make the loan.

On October 8, 2012, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issued. In connection with this note payable, the Company issued 300,000 shares of common stock to the individual on October 8, 2012 as an inducement to make the loan.

On October 14, 2013, the Company borrowed $75,000 from an individual pursuant to a promissory note agreement. The note has an interest rate of 0% per annum and is due 50% two years from the date of issue, and 50% three years from the date of issued.

The fair value of the common stock issued in connection with the above notes payable was allocated on a pro rata basis to the proceeds from the notes payable. The aggregate amount allocated to the value of the common stock amounted to $6,863, which has been recorded as a discount to the notes payable in the accompanying balance sheet and is being amortized as interest expense over the life of the notes payable. The amount amortized as interest expense during the year ended December 31, 2013 amounted to $2,770, and the remaining discount amounted to $4,093 as of December 31, 2013 which will be amortized through October 2015.

Future scheduled maturities of these notes payable are as follows for the years ended December 31.

2013	$-
2014	112,500
2015	175,000
2016	62,500
$350,000
Unamortized discount	$(4,093)
Total	$345,907

NOTE 6 - STOCKHOLDER'S EQUITY

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

On April 30, 2012, the Company issued 20,000,000 common shares to two directors and officers for $2,000 in cash.

On September 7, 2012, the registrant redeemed an aggregate of 19,500,000 of the 20,000,000 shares of outstanding stock at a redemption price of $0.0001 per share for an aggregate redemption price of $1,950.

On September 8, 2012, the Company issued 19,500,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933 at par for an aggregate of $1,950 representing 97.5% of the total outstanding 20,000,000 shares of common stock.

On October 5, 2012, the Company issued 400,000 shares of common stock to a debt holder as an inducement to provide the loan.

On October 8, 2012, the Company issued 300,000 shares of common stock to a debt holder as an inducement to provide the loan.

In September, 2013, 580,000 shares of common stock sold in public offering with a price of $0.03 per share to 58 subscribers for an aggregate of $17,400.

On December 9, 2013, the Company issued 10,000 shares of common stock to public to 1 subscriber with a price of $0.03 per share for an aggregate of $300.

As of December 31, 2013, the Company has 21,290,000 shares of common stock and no preferred stock was issued and outstanding.

NOTE 7 – SUBSEQUENT EVENTS

On January 2, 2014, the Company deposited an additional $1,000,000 to invest in the Comanche project. This $1,000,000 was borrowed from Orion I on December 31, 2013.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees		$129
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fees	$
Legal fees	$
Printing	$

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees.  These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company.  The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years.  All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below.  Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.  Furthermore, no underwriters participated or effectuated any of the transactions specified below.  Also, no underwriting discounts or commissions applied to any of the transactions set forth below.  All potential investors were contacted personally and possessed at the time of their investment bona fide substantive, pre-existing business relationships with the Company and/or its officers, directors and affiliates.  No potential investors were contacted through other means, and no general advertising or general solicitation was used to solicit any investors.

(1) On April 30, 2012, 10,000,000 shares of common stock were issued to Tiber Creek Corporation for total consideration paid of $1,000.00.  Subsequently, in September 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

On April 30, 2012, 10,000,000 shares of common stock were issued to MB Americus, LLC for total consideration paid of $1,000.00.  Subsequently, in September 2012, the Company redeemed an aggregate of 9,750,000 of these shares for the redemption price of $975.00

(2) On September 08, 2012, 9,750,000 shares of common stock were issued by the Company to Mike Mattox pursuant to a change of control in the Company.  The aggregate consideration paid for these shares was $975.

 On September 08, 2012, 9,750,000 shares of common stock were issued by the Company to Charles A. McSwain pursuant to a change of control in the Company.  The aggregate consideration paid for these shares was $975.

(3) On October 5, 2012, the Company issued 400,000 shares of common stock to a Richard Weeks as an inducement to provide a loan of $200,000 to the Company.

On October 8, 2012, the Company issued 300,000 shares of common stock to James P. Schweickert holder as an inducement to provide a loan of $150,000 to the Company.

(4) From September 16, 2013 through December 31, 2013, 59,000 shares of common stock were issued by the Company to the shareholders named below pursuant to executed subscription agreements under a Regulation D offering or other private placement of securities.  Each of these transactions was issued as part of the private placement of securities by the Company in which no underwriting discounts or commissions applied to any of the transactions set forth below.  The Company conducted such private placement offering in order to build a base of shareholders and establish relationships with a variety of shareholders.  Tiber Creek Corporation did not assist the Company in conducting the offering.

Shareholder Name	Consideration	Number of Shares

Andrew J. Bayley	$300.00	10,000

David C. Bayley	$300.00	10,000

Justin C. Bayley	$300.00	10,000

Nancy R. Bayley	$300.00	10,000

Aaron Beeson	$300.00	10,000

Tishra Beeson	$300.00	10,000

Karma D Boardman	$300.00	10,000

Zachary W. Boardman	$300.00	10,000

Christopher B. Buitron	$300.00	10,000

Howard A. Burton	$300.00	10,000

Michael F.Cade	$300.00	10,000

Ken and Esther Corcoran	$300.00	10,000

Anthony Brian Davenport	$300.00	10,000

John & Gayla Duerr	$300.00	10,000

Richard Garrett	$300.00	10,000

Allison Graves	$300.00	10,000

Kabella Graves	$300.00	10,000

Kenai Graves	$300.00	10,000

Jason Graves	$300.00	10,000

Rosemary Green	$300.00	10,000

Ruth Jeannette Grisales	$300.00	10,000

Anthony R. Hemstad	$300.00	10,000

Donald P. Holmes	$300.00	10,000

Barry Howard	$300.00	10,000

Erica Howard	$300.00	10,000

Shannon Howard	$300.00	10,000

Michael V. Jarman	$300.00	10,000

Diane R Jenks	$300.00	10,000

Johnathan W Jenks	$300.00	10,000

Caprice L Johnson	$300.00	10,000

Dusty L. Johnson	$300.00	10,000

Gregory A Johnson	$300.00	10,000

Brenda Rae Kosinski	$300.00	10,000

Stephen P. Kosinski	$300.00	10,000

Ron Kramer	$300.00	10,000

John E Krueqer	$300.00	10,000

Yu Li (Jason)	$300.00	10,000

Julie L. Luoma	$300.00	10,000

Anni Marttala	$300.00	10,000

Clarita Mattox	$300.00	10,000

Nick Mattox	$300.00	10,000

Lloyd McSwain	$300.00	10,000

Sharon McSwain	$300.00	10,000

Jie Pan	$300.00	10,000

Richard K Ritchie	$300.00	10,000

Alison A Schweickert	$300.00	10,000

John A Setterstrom	$300.00	10,000

Mary J Setterstrom	$300.00	10,000

Erin C. Shannon	$300.00	10,000

David Stock	$300.00	10,000

Daniel L Sunde	$300.00	10,000

Derek M Watson	$300.00	10,000

Laurie J Watson	$300.00	10,000

Reed M Watson	$300.00	10,000

Soren K Watson	$300.00	10,000

Tristan P Watson	$300.00	10,000

Clinton C. Wilson	$300.00	10,000

James M. Wilson	$300.00	10,000

Keli R. Wilson	$300.00	10,000

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1+	Certificate of Incorporation

3.2+	By-laws

5.1*	Opinion of Counsel on legality of securities being registered

23.1*	Consent of Accountants

23.4*	Consent of Attorney (as part of Exhibit 5.1)
____________________
*To be filed
+	Previously filed on Form 10-12G on May 30, 2012 (File No.: 000-54721 as the same exhibit number as the exhibit number listed here, and incorporated herein by this reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 10, 2014.

ACCESS US OIL & GAS, INC.

By:	/s/ Michael Mattox
Title: President (Principal Executive Officer)

By:	/s/ Charles McSwain
Title: Treasurer (Principal Financial Officer)

By:	/s/ Charles McSwain
Title: Treasurer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael Mattox	Director	September 10, 2014

/s/ Charles McSwain	Director	September 10, 2014